Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Members
RERH Holdings, LLC:
We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-157351) and on Form S-8 (333-114007, 333-135973, and 333-151992) of NRG Energy, Inc. of our report dated February 28, 2009, with respect to the consolidated balance sheets of RERH Holdings, LLC and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, members’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the Current Report on Form 8-K/A of NRG Energy, Inc. dated July 17, 2009. Our report with respect to the consolidated financial statements refers to changes in accounting in 2008 for fair value measurements of financial instruments and fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting arrangement and related amounts recognized upon payment or receipt of cash collateral. In addition, the Company changed its accounting for income tax uncertainties in 2007.
/s/ KPMG LLP
Houston, Texas
July 15, 2009